Exhibit 10.15

July 2, 2006

Mr. Drew Edwards
CEO
El Banco Financial Corporation
623 Holcomb Bridge Road
Roswell, GA 30076

Dear Drew:

        The purpose of this letter is to confirm the engagement of Rodgers Capital Corporation ("RCC") by El Banco Financial Corporation (the "Company") on an exclusive basis to render certain consulting and administrative support functions to the Company. Pursuant to this engagement, RCC will act as an independent contractor and not as a partner, affiliate, co-joint venturer or agent of the Company, and RCC shall have no power or authority to act for or bind the Company or its affiliates.

        Section 1.    Services to be Rendered.    The Company has filed Form SB-2 with the United States Securities Exchange Commission indicating the Company's intent to sell to the public up to $35,000,000 of the Company's common stock. The Company intends to sell said stock on a "best efforts basis" through its officers and directors and through broker/dealer organizations properly registered with Federal and state regulatory agencies (the "Selling Group"). The Company will develop the Selling Group by negotiating selling agreements with individual broker/dealer organizations. The Company hereby engages RCC to perform the following consulting and administrative support functions:

        Consultation re Selling Group:

  (a)
  Advise and consult with the Company on prospective broker/dealer organizations that would be candidates for the Selling Group, and

  (b)
  Where appropriate, make contact with said broker/dealer organizations to determine their potential interest in discussing with the Company the possibility of joining the Selling Group, and

  (c)
  Where appropriate, provide advise and consultation to the Company with respect to terms and the negotiation of proposed selling agreements between said broker/dealer organizations and the Company, and

  (d)
  Coordinate communication between the Company and the members and prospective members of the Selling Group including but not limited to scheduling Company presentations to broker/dealer organizations; and

  (e)
  Advising and consulting with the Company on allocations of stock to members of the Selling Group.

        Management of Back Office:

  (a)
  Maintain a ledger, based on information supplied by the Company and members of the Selling Group, tracking Company stock sold by members of management and by the Selling Group during the offering, and

  (b)
  Maintain files on said stock sales containing copies of subscription agreements and other appropriate documentation provided to RCC by the Company and members of the Selling Group (providing copies of said files to Company at the conclusion of the offering), and

  (c)
  Review documentation provided by the Company and members of the Selling Group advise and consult with the Company and members of the Selling Group to correct any incomplete items in such documentation and in the case of the Company take such steps as are needed to complete the documentation with the subscriber, and

  (d)
  Receive communication from the Escrow Agent regarding funds on deposit with the Escrow Agent. Periodically perform a reconciliation of the funds received by the Escrow Agent and subscription agreements on file. Communicate with the Company and members of the Selling Group discrepancies in said reconciliation.

        The Company agrees that it will furnish such information as RCC reasonably requests, and that all such information shall be correct, complete and not misleading in all material respects. It is understood and acknowledged by the Company that RCC shall rely entirely upon publicly available information, including the Form SB-2 as amended, filed by the Company with the Securities and Exchange Commissions, and the exhibits filed therewith, and such other information as may be supplied by the Company and members of the Selling Group, without RCC assuming any responsibility for independent investigation. Specifically, RCC shall not be responsible for verifying or confirming any information regarding suitability of the investment for subscribers, such verification or confirmation to be made by the Company and members of the Selling Group.

        The Company agrees that RCC is not undertaking to sell any of the stock as part of this engagement and is not committing to act as a member of the Selling Group pursuant to this engagement. In the event that RCC determines to act as a member of the Selling Group, RCC shall enter into a separate selling agreement with the Company.

        Section 2.    Compensation.    As compensation for RCC's services hereunder, the Company shall pay to RCC the following cash fees:

  (a)
  A monthly advisory fee of $10,000 accruing from the date of this letter with the first payment due promptly following the Company's execution of this letter and approval of this arrangement by the NASD, if required, and continuing on the first day of every month during the course of this engagement; plus

  (b)
  A consulting fee payable at the closing of such offering calculated as follows:

  •
  $250,000 for the first $15,000,000 capital raised in the offering

  •
  2% of capital raised in excess of $15,000,000 but less than $26,000,000

  •
  1.5% of capital raised in excess of $26,000,000

        Section 3.    Expenses.    In addition to any fees that may be payable to RCC hereunder and regardless of whether any transaction is proposed or consummated, the Company agrees, from time to time upon request, and at least monthly, to reimburse RCC for all reasonable fees and disbursements of RCC's counsel and all travel and other out-of-pocket expenses incurred in connection with RCC's engagement hereunder, provided that in no event shall the aggregate amount of counsel's fees so to be reimbursed (other than fees incurred in connection with any pending or threatened litigation or fees to be reimbursed pursuant to the Indemnity Letter referred to below) exceed $5,000 without the consent of the Company, which consent shall not be unreasonably withheld.

        Section 4.    Indemnity.    RCC and the Company have entered into a separate letter agreement, dated the date hereof (the "Indemnity Letter"), providing for the indemnification of RCC by the Company in connection with RCC's engagement hereunder.

        Section 5.    Term; Additional Fees.

  (a)
  RCC's engagement hereunder will continue until the earlier of one year or one month following the closing of the offering and will be subject to automatic month to month renewal, unless otherwise directed by the Company or RCC. However, provisions of Section 3 hereof regarding Expenses incurred prior to termination, this Section 5 and the Indemnity Letter shall survive such termination.

  (b)
  Provided the Company has paid all reimbursements under Section 3, should the Company decide not to proceed with the above discussed offering or otherwise wish to terminate this engagement letter for any reason, the Company shall promptly notify RCC in writing and RCC will be entitled to its full compensation under Section 2 (a) and Section 3 for the period from the date of execution of this letter until receipt of such written notification. In addition to compensation in Section 2 (a) and Section 3, should the Company procure Capital, as defined in Section 5(c) below, through any source, including through another agent or consultant for the services offered by RCC hereunder, the sale or partial sale of Company assets or stock, liquidation or partial liquidation, conversion of debt to equity, forgiveness of debt, agreement of joint venture partner, licensing or franchise agreement, or in any other structure or fashion, RCC shall be compensated as follows;

  (i)
  Termination Fee during Termination Period—Should said termination occur within 45 days from the execution of this agreement ("Termination Period"), RCC shall be paid a Termination Fee of $200,000 due upon termination;

  (ii)
  Termination Fee after Termination Period.    For each 30 day period, or portion thereof, beyond the Termination Period, RCC shall be paid $50,000 in addition to the Termination Fee under subsection (i) above;

  (iii)
  Termination Fee if Offering is Abandoned.    Notwithstanding the foregoing, if the Company's registration statement is not approved and/or declared effective by the SEC or if the Company proceeds with the offering after effectiveness of the registration statement and the offering fails because it is unable to raise the minimum amount of capital, then the Company may terminate this agreement and no termination fee under this Section 5(b) and no fee under Section 2(b) shall be due. In any event, RCG shall be due reimbursements under Section 3 prior to any cancellation or termination of this agreement.

  (c)
  For purposes of Section 5, Capital shall be defined as any economic benefit to the Company, whether in cash or in kind, except sources and categories of revenue currently being produced by the Company's ongoing operations.

        Section 6.    Other Matters.

  (a)
  The Company acknowledges that all opinions and advice given by RCC, whether written or oral, are given for the benefit of the Company in connection with RCC's engagement as provided herein and are intended solely for the benefit and use of the Company, including its officers and directors, in connection with the proposed offering. The Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to RCC be made by the Company (or its officers and directors), without the prior written consent of RCC.

  (b)
  The Company confirms that it will rely upon its own counsel, accountants and other similar professional advisors for legal, accounting, tax and other similar expert advice.

  (c)
  All actions taken by the Company and RCC in connection with a transaction will in all respects comply with applicable federal and state securities laws and regulations and applicable corporate law.

  (d)
  This agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This agreement may not be amended or otherwise modified except in writing signed by both parties hereto. This agreement shall be governed by the laws of the State of Tennessee.

  (e)
  In execution of its duties and obligations hereunder, RCC shall be responsible for complying with rules and regulations applicable to its performance hereunder, including without limitation those promulgated by the NASD, and shall make any and all filings required to be made by RCC with the NASD, subject to reimbursement under Section 3.

*    *    *

        We at RCC look forward to being of service to the Company. If the foregoing represents your understanding of the agreement between RCC and the Company, please sign and return to us the enclosed duplicate of this letter and the Indemnity Letter.

Very truly yours,		ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:
Rodgers Capital Corporation		El Banco Financial Corporation
By:	/s/ W. MARK GILL W. Mark Gill, President	By:	/s/ DREW EDWARDS Drew Edwards Chief Executive Officer